CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated October 7, 2005 and to all references to our firm included in or made a part of this Post-Effective Amendment No. 8 to Sparrow Growth Fund’s Registration Statement on Form N-1A (file no. 333-59877), including the references to our firm under the heading “Financial Highlights” in the Prospectus and heading “Independent Registered Public Accountants” in the Statement of Additional Information.

Cohen McCurdy, Ltd.

Westlake, Ohio

November 3, 2005